EXHIBIT 99.1

Repros Completes Enrollment in Three Androxal(R) Studies

On Track for End of Year Data Releases; Company Believes Blinded Assessment of Phase 2b Study is Consistent With Previous Androxal Trials

THE WOODLANDS, Texas, Sept. 12, 2011 (GLOBE NEWSWIRE) -- Repros Therapeutics Inc.® (Nasdaq:RPRX) today announced it believes that enough patients have enrolled in each of its three ongoing Androxal studies to provide statistically meaningful results for each trial. The Company expects to report top-line data for the three trials at the end of 2011. The three Androxal clinical studies are ZA-202, ZA-203 and ZA-204.

  ZA-202: a 3-month, 3-arm double blind placebo controlled Phase 2b study designed to assess the ability of Androxal to improve glycemic control in type 2 diabetic men currently on oral hypoglycemic agents as a result of the normalization of testicular function. To date, 115 subjects have been enrolled and randomized in the trial. Repros previously reported that Androxal achieved highly statistically significant improvement (p<0.00001) in testosterone levels compared to placebo in an interim analysis (n=61) of study ZA-202. In addition, a statistically significant (p=0.039) and clinically relevant reduction in HbA1c was observed for men taking Androxal vs. placebo in the subgroup of men that achieved morning testosterone levels > 450ng/dl. HbA1c is a common marker used to follow improvements in glycemic control in diabetic men across various therapies. Several studies conducted by others have failed to show signals for improved HbA1c when testosterone was administered to type 2 diabetic men in a hormone replacement therapy setting.

  ZA-203: a 3-month, 4-arm, Phase 2b study comparing two doses of Androxal to blinded placebo and open label Testim® in secondary hypogonadal men naive to testosterone treatment and who have been confirmed to exhibit a morning testosterone of <250 ng/dl. This study is being conducted per FDA recommendations, and should be useful for the Company to obtain a Special Protocol Assessment (SPA) for the design of subsequent Phase 3 registration studies of Androxal. The primary efficacy endpoint is the change in morning testosterone from baseline levels in the Androxal arms compared to placebo. Impacts on sperm counts are being evaluated for safety purposes.

To date, 126 men have been enrolled and randomized into the study. At this time, 40 subjects have completed the three-month dosing period. Twenty-four subjects have also had their end of dosing sperm counts reported. Unaudited clinical labs and sperm counts have been assessed in this group. As a reminder, the Testim arm is open label, therefore, we can report those results. In the Testim arm, the average morning testosterone level after three months of treatment is 443 ng/dl. Of the 8 men that have had their end of dosing sperm counts assessed, 4 that previously exhibited normal levels dropped below the World Health Organization's (WHO) normal reference concentration of 20 million sperm per milliliter. One subject that was below baseline improved and the other three remained normal. One of the men that maintained a normal sperm concentration did not achieve a morning testosterone level > 300 ng/dl (the generally accepted lower limit of normal).

Six of 8 of the men in the blinded group exhibited elevations in Luteinizing hormone (LH) after dosing had normal sperm counts at the start of the study. That number was improved to 7 of 8 after the three month dosing period. In the group of men that did not exhibit an increase in LH, 6 of 8 were normal at baseline (one subject who was at the 20 million level at baseline decreased to below the cutoff) and 5 of 8 were normal at the end of blinded dosing.

Repros has shown in several studies that administration of Androxal results in a dose dependent increase in both LH and Follicle-stimulating hormone (FSH). The increase in LH correlates to increasing testosterone. The mean morning testosterone level in the group of men that saw an improvement over baseline LH was 433 ng/dl and in the group that exhibited little or no change in LH, the mean was 201 ng/dl. These findings are consistent with all Androxal studies conducted by the Company to date.

Repros management believes the ZA-203 study will replicate the earlier reported findings in ZA-003 (reported in 2007) and ZA-201 (reported in 2009). In ZA-003 doses of 12.5mg and 25mg Androxal achieved a highly statistically significant improvement in testosterone levels compared to placebo while the 25 mg dose was also statistically superior to Androgel®. In ZA-201 Androxal achieved similar testosterone levels compared to Testim but Testim resulted in lower sperm counts. This difference was statistically significant.

  ZA-204: a 6-week single blind Phase 2 study comparing three doses of Androxal to open label Androgel to determine the effects of Androxal and Androgel on the restoration of the normal diurnal pattern of testosterone levels in men. The study is also designed to determine whether testosterone levels assessed in the morning are predictive of the maximum and the average testosterone levels achieved in men receiving Androxal. Topical hormone treatments did not exhibit such predictability, and hence their approval required 24 hour assessment to ensure that super normal levels are not achieved. This study is fully enrolled at 60 subjects. The Company expects to have top line results in November of this year.

Repros intends to request a meeting with the FDA to discuss an SPA for the Androxal program in the first quarter of 2012. Previously the FDA noted that Repros could proceed at its own risk to Phase 3 trials, but before the FDA would consider an SPA, the Company must conduct a Phase 2b study (ZA-203). The Company will present the findings from all three studies at that meeting and believes it will have strong scientific evidence for the potential benefits of Androxal.

About Repros Therapeutics Inc.

Repros Therapeutics focuses on the development of oral small molecule drugs for major unmet medical needs that treat male and female reproductive disorders.

Any statements made by the Company that are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including the ability to raise additional needed capital on a timely basis in order for it to continue its operations, have success in the clinical development of its technologies, the reliability of interim results to predict final study outcomes, and such other risks which are identified in the Company's most recent Annual Report on Form 10-K and in any subsequent quarterly reports on Form 10-Q. These documents are available on request from Repros Therapeutics or at www.sec.gov. Repros disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

For more information, please visit the Company's website at http://www.reprosrx.com.

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CONTACT: Repros Therapeutics Inc.
         Joseph Podolski (281) 719-3447
         President and Chief Executive Officer